                                                                       Exhibit 2

                        AGREEMENT FOR PURCHASE AND SALE
                        -------------------------------
                         AND JOINT ESCROW INSTRUCTIONS
                         -----------------------------

     THIS AGREEMENT FOR PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is entered into as of February 2, 1999 by and between QUADS 345 LLC, a Delaware limited liability company ("Seller"), and Tejon Ranchcorp, a California corporation ("Buyer"), who agree and, to the extent applicable, instruct Lawyers Title of Arizona, Inc. ("Escrow Agent") as follows:

                                 RECITALS:

     A. Seller is the owner of three contiguous buildings of 101,482 rentable square feet, located at 3820, 3826, and 3832 East Watkins, Phoenix, Arizona, together with the parcels of real property associated therewith more particularly described on the attached Exhibit "A", (the "Real Property").
                                       -----------
Along with the Real Property, Buyer intends to purchase and Seller intends to sell, in accordance with this Agreement, all improvements now or later constructed in, on or under the Real Property (the "Improvements"), all easements, licenses, leases, and interests appurtenant thereto and all other tangible and intangible personal property owned by Seller located at the Real Property (the "Personal Property"). The Real Property, Improvements and Personal Property are collectively referred to as the "Property."

     B. Seller desires to sell and Buyer desires to purchase the Property upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants set forth in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                            1.  GENERAL INFORMATION
                                -------------------

     The following general information is used throughout this Agreement:

     1.1. Escrow; Escrow Agent/Title Company. The Escrow to be opened and
          ----------------------------------
established with the Escrow Agent to facilitate this sale and purchase shall be:

          LAWYERS TITLE OF ARIZONA, INC.
          Attn:  Judy Sorenson
          2525 E. Camelback Road, Suite 700
          Phoenix, AZ 85016
          Telephone No. (602) 954-6774
          Fax No. (602) 954-7006

     1.2.  Effective Date. ________________, 1999, which is the date the Escrow
           --------------
Agent acknowledges receipt of counterpart originals of this Agreement executed by both Buyer and Seller, and the $100,000.00 deposit in Current Funds from Buyer. Escrow Agent is hereby authorized to fill in this date as appropriate.

     1.3.  Property.  The Real Property, as described in Exhibit "A" attached
           --------                                      -----------
hereto along with the Improvements and Personal Property referenced in Recital A above, including all rights and matters as set forth in Recital A above.

     1.4.  Purchase Price.  The principal Purchase Price for the Property of
           --------------
Nine Million Three Hundred Thousand Dollars ($9,300,000.00), provided Closing occurs on or before February 26, 1999, subject to adjustment as provided in
Section 5.

     1.5.  Inspection Period.  The Inspection Period shall commence on the
           -----------------
Effective Date, and shall expire on the date thirty (30) days after the Effective Date.

     1.6.  Earnest Money.  The initial $100,000.00 in Current Funds to be
           -------------
deposited with Escrow Holder immediately upon execution of this Agreement by Seller and Buyer plus any additional deposits in accordance with Section 4.1
                                                                         ---
hereof.

     1.7.  Closing Date.  The Closing Date shall be February 26, 1999 as may be
           ------------
extended in accordance with Section 4 below.

     1.8.  Document Delivery Date.  Seller has delivered to Buyer copies of all
           ----------------------
Property Review Documents as provided for in Section 6.1 previous to the date
                                                     ---
hereof.

     1.9.  Brokers/Commission.  The Broker for this transaction is:
           ------------------

                    CB Richard Ellis
                    Bob Crum
                    Mark Krison
                    2415 E. Camelback Road, 1st Floor
                    Phoenix, AZ 85016
                    (602) 735-5522

     The commission to the Broker shall be payable through Escrow at Closing by Seller.

     1.10.  Notices, Seller.:  QUADS 345 LLC
            ---------------
                               Attn: Douglas Allred
                               11512 El Camino Real, Suite 100
                               San Diego, CA 92130
                               Phone: (619) 793-5363
                               Facsimile: (619) 793-5363

     With a copy to:           WARNER ANGLE ROPER & HALLAM PLC
                               Attn: Dean J. Formanek
                               3550 N. Central Ave., Ste. 1500
                               Phoenix, Arizona  85012
                               Telephone No.: (602) 264-7101
                               Fax No.: (602) 234-0419

     1.11.  Notices, Buyer.:   Tejon Ranchcorp
            --------------
                               Attn: Mr. Dennis Mullins
                               4436 Lebec Road
                               Lebec California 93243
                               Telephone No.: (805) 327-8481
                               Fax No.: (805) 858-2553

     With a copy to:           Latham & Watkins
                               Attention: David C. Boatwright
                               701 B. Street, Ste. 2100
                               San Diego, California 92101
                               Phone: 619-236-1234
                               Fax No: 619-696-7419

                                2.  DEFINITIONS
                                    -----------

     The terms defined in Section 1 above and this Section, whenever capitalized, shall have the meanings set forth, unless the context clearly indicates a different meaning.

     2.1.  "Assignment And Assumption Of Leases".  The Assignment And Assumption
            -----------------------------------
Of Leases to be signed by Seller and Buyer at Closing, in the form attached hereto as Exhibit "C".
          -----------

     2.2.  "Assignment And Assumption Of Permits And Warranties".  The
            ---------------------------------------------------
Assignment And Assumption Of Permits, Warranties And General Intangibles to be signed by Seller and Buyer and delivered to Buyer at Closing, in the form attached hereto as Exhibit "D".
                   ------------

     2.3.  "Assignment and Assumption of Contracts".   The Assignment and
            --------------------------------------
Assumption of Contracts to be signed by Seller and Buyer at Closing and delivered to Buyer at Closing, in the form attached hereto as Exhibit "E".
                                                              -----------

     2.4.  "Bill of Sale". The Bill of Sale to be signed by Seller and Buyer at
            ------------
Closing and delivered to Buyer at Closing, in the form attached hereto as Exhibit "H"

     2.5.  "Closing," "Close of Escrow," or "Closing Date."  The consummation of
            -------    ---------------       ------------
the transactions contemplated by this Agreement, including the transfer of the Property to Buyer and receipt of the Purchase Price by Seller.

     2.6.  "Closing Date".  The date of recordation of the Special Warranty Deed
            ------------
of Seller conveying title to the Real Property to Buyer as provided in and upon compliance with the terms of this Agreement, to be February 26, 1999, unless extended by Buyer in accordance with the provisions of Section 4 below.

     2.7.  "Contracts".  All maintenance, security, pest control, roof
            ---------
maintenance, porter service, landscape maintenance, or other similar service arrangements and agreements pertaining to the Property.

     2.8.  "Current Funds".  Cash, wire transfer of current federal funds or
            -------------
such other forms of immediately available funds as may be reasonably acceptable to Seller.

     2.9.  "Deed".  The Special Warranty Deed to be delivered to Buyer at
            ----
Closing in the form attached hereto as Exhibit "B" and made a part hereof.
                                       -----------

     2.10.  "Earnest Money".  The sums specified in Section 4.1 herein  to be
             -------------                                  ---
deposited or paid by Buyer to Escrow Agent, together with all interest accrued thereon.

     2.11.  "FIRPTA Affidavit".  The FIRPTA Affidavit to be signed by Seller at
             ----------------
Closing, in the form attached hereto as Exhibit "F", or such modified form as
                                        -----------
may be requested by Escrow Agent.

     2.12.  "Leases".  All existing leases and any new leases pertaining to the
             ------
Property authorized or approved pursuant to Section 13.1.

     2.13.  "Management Agreement".  The Management Agreement to be signed by
             --------------------
Buyer with an entity related to Seller, for management of the Property after Closing, in the form attached hereto as Exhibit "K".

     2.14.  "Permitted Exceptions".  Those matters subject  to which title to
             --------------------
the Property shall be conveyed to Buyer in accordance with Section 6.4.1 and
                                                                   -----
6.4.2 hereof.
-----

     2.15.  "Property Review Documents".  The documents and materials defined in
             -------------------------
Section 6.1.

     2.16.  "Title Commitment".  A commitment for title insurance  to be issued
             ----------------
to Buyer by the Escrow Agent in accordance with Section 6.4.1 hereof, for the
                                                        -----
Real Property.

     2.17.  "Title Documents".  The documents listed in the Title Commitment as
             ---------------
exceptions to title to the Real Property.

                            3.  PURCHASE AND SALE.
                                -----------------

     In accordance with and subject to the terms, provisions, and conditions of this Agreement, Seller agrees to sell Property to Buyer and Buyer shall purchase the Property from Seller.

                            4.  ESCROW AND CLOSING
                                ------------------

     4.1.  Opening of Escrow.  Upon Buyer's and Seller's execution of this
           -----------------
Agreement, Buyer shall cause an escrow ("Escrow") to be opened with Escrow Holder for the purpose of facilitating the consummation of this Agreement.
Buyer shall open the Escrow by delivering to Escrow Agent a fully executed original (or executed counterparts) of this Agreement along with immediately available funds in the amount of One Hundred Thousand Dollars ($100,000.00) (together with any additional deposit(s) made by Buyer as provided in Section 4.2, the "Earnest Money"). The Earnest Money shall be placed with a financial institution satisfactory to Buyer and Seller upon request by Buyer. The Earnest Money and all interest and other earnings thereon while in the Escrow are occasionally referred to herein collectively as the "Deposit." The provisions of this Agreement constitute instructions to Escrow Holder; provided, however, Buyer and Seller also shall execute any additional mutual instructions Escrow Holder may require, consistent with this Agreement. Any inconsistency between any such further mutual instructions and this Agreement must be resolved in a manner consistent with this Agreement and the provisions of this Agreement prevail unless any such inconsistent provision is expressly waived by Buyer and Seller in a writing specifically referring to the fact of the inconsistency and the intent to waive it. At the Close of Escrow, the Deposit shall be applied as part payment of the Purchase Price.

     4.2.  Closing Date.  Escrow Holder shall close escrow in accordance with
           ------------
Article 8 below (the "Close of Escrow"), after having received all of Buyer's and Seller's Deliveries in accordance with Articles 7 and 8 below on such date as Buyer and Seller mutually agree in writing; provided, however, that, except
                                               --------  -------
as otherwise provided below in this Section 4.2, the Closing date shall be
                                            ---
February 26, 1999 (the "Closing Date"). To the extent or in the event Closing does not occur on or before February 26, 1999, the Closing shall be deemed automatically extended to March 31, 1999. Buyer may further extend the Closing Date by up to thirty (30) days by (i) giving Seller written notice of the extended Closing Date at least ten (10) days prior to the then-current Closing Date, and (ii) increasing the Deposit by Twenty-Five Thousand Dollars ($25,000) which shall be non-refundable unless Seller defaults hereunder. If the Closing Date is extended in accordance with the preceding sentence, Buyer may again extend the Closing Date by up to another thirty (30) days by (i) giving Seller written notice of the extended Closing Date at least ten (10) days prior to the then-current Closing Date, and (ii) increasing the Deposit by another Twenty-Five Thousand Dollars ($25,000) which shall be non-refundable unless Seller defaults hereunder. If the Close of Escrow does not occur on or before the Closing Date, then all monies and documents in Escrow Holder's possession must be distributed by Escrow Holder in accordance with the provisions of this Agreement or such additional mutual instructions as the parties may provide. The cancellation of Escrow will not prejudice or limit any legal or equitable rights of Buyer or Seller.

                               5.  CONSIDERATION
                                   -------------

     The purchase price payable by Buyer for the Property (the "Purchase Price") is Nine Million Three Hundred Thousand Dollars ($9,300,000.00) if and to the extent Closing occurs on or before February 26, 1999, payable on or before the Closing Date and allocable to the three parcels as follows: (i) $1,682,000 of the Purchase Price is allocable to the parcel and related improvements located at 3820 East Watkins, Phoenix, Arizona, (ii) $2,618,000 of the Purchase Price is allocable to the parcel and related improvements located at 3826 East Watkins, Phoenix, Arizona, and (iii) $5,000,000 of the Purchase Price is allocable to the parcel and related improvements located at 3832 East Watkins, Phoenix, Arizona. The Earnest Money, plus interest accrued thereon, applies to the Purchase Price. The entire Purchase Price subject to adjustments and prorations as provided herein, shall be paid by Buyer to Seller in Current Funds at Closing. To the extent Buyer closes after February 26, 1999, the Purchase Price shall be increased One Hundred Thousand Dollars,53.8% to 3832 E. Watkins, 28.2% to 3826 E. Watkins, and 18% to 3820 E. Watkins.

                               6.  DUE DILIGENCE
                                   -------------

     All of Buyer's obligations hereunder are expressly conditioned upon the satisfaction, without material change with respect to the Property and the matters concerning the Property approved by Buyer or deemed approved by Buyer during the Inspection Period or prior to Closing, whichever is earlier, of each of the following terms and conditions in this Section 6 (any one or more of
                                                      -
which may be waived in writing in whole or in part by Buyer, at Buyer's option).

     6.1.  Property Review Documents; Delivery.  Except for documents which are
           -----------------------------------
attorney-client communications, are privileged or which are or relate to appraisals or valuations of the Property, Seller shall have delivered to Buyer prior to the Effective Date, true and correct copies of the materials, data and documents listed in Exhibit "I" hereto, (collectively the "Property Review
                    -----------
Documents"), provided said Property Review Documents are in Seller's actual possession or are readily available to Seller. Seller hereby represents and warrants to Buyer that Seller's attorneys have not ordered any geotechnical, soils, structural, or environmental audits or reports other than those included within the Property Review Documents. Seller hereby represents and warrants to Buyer that Sellers' attorneys have not ordered any geotechnical, soils, structured, or environmental audits or reports other than being given by Buyer as part of the Property Review Documents. In any event, Buyer's request for such additional documentation and materials shall not delay or extend the expiration of the Inspection Period. Seller shall deliver to Buyer a copy of each guaranty or warranty (collectively, "Warranties") in effect as of the date of Seller's execution of this Agreement which relate to the design or construction of the buildings and Improvements or the installation, use or repair of any fixtures, and which are in Seller's actual possession or readily available to it, and copies of all Contracts that will not be canceled or terminated effective upon Closing and which Buyer must assume, prior to the Effective Date.

     6.2.  Inspection Period; Access; Purchase "As Is".
           -------------------------------------------

           6.2.1 During the Inspection Period, Buyer, its agents and representatives, shall be entitled to enter upon the Property (as co-ordinated through Seller or Seller's property manager), upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as Seller may reasonably require. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller's operations at the Property or interfere with any tenant"s operations at the Property, and the scheduling of any inspections shall take into account the timing and availability of access to tenants' premises, pursuant to tenants" rights under the Leases or otherwise. If Buyer wishes to engage in any testing which will damage or disturb any portion of the Property, Buyer shall obtain Seller's prior consent thereto, which may be refused or conditioned as Seller may deem appropriate. Without limiting the generality of the foregoing, Seller's written approval shall be required prior to any testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Buildings and Improvements in connection with Buyer's environmental due diligence that involves the drilling, breaking, digging or coring of the building, Improvements or landscaping at the Property. Buyer shall repair any damage to the Property caused by any such tests or investigations, and indemnify Seller from any and all liabilities, claims, costs and expenses resulting therefrom, excluding preexisting conditions not caused by Buyer or its activities with respect to the Property. The foregoing indemnification shall survive Closing or the termination of this Agreement.

           6.2.2 Buyer's obligations hereunder are subject to and fully contingent upon Buyer's acceptance, in its sole and absolute discretion, on or before the end of the Inspection Period, of
                  (i) the condition of the Property; (ii) the Property Review Documents; and (iii) such other items and matters set forth in subsections 6.1 and 6.2.1 above. In the event Buyer is not satisfied, in its sole and absolute discretion with the foregoing or otherwise determines that it does not wish to acquire the Property, in its sole and absolute discretion, Buyer may terminate this Agreement by giving written notice of such election to Seller and Escrow Agent on any day prior to and including the final day of the Inspection Period in which event the Earnest Money and all interest earned thereon shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, the contingency provided for in this Section shall no longer be applicable, and this Agreement shall continue in full force and effect.

           6.2.3 Buyer acknowledges and agrees that, except as otherwise specifically and expressly provided herein and in the conveyancing documents for transfer of the Property, Leases, Contracts, Permits and Warranties delivered and assigned pursuant hereto, Buyer is relying on its inspection and investigation of the Property and is acquiring the Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. Other than as expressly set forth herein, neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or any agents, representatives, or employees of Buyer with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and Buyer is not aware of and does not rely upon any such representation by or to any other party. Buyer acknowledges that prior to the Effective Date Buyer has been afforded sufficient opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, including, without limitation, the interior, exterior, and structure of all buildings and Improvements, the condition of soils and subsurfaces, the economic value of the Property, adequacy of water, sewage or other utilities serving the Property, the fitness or suitability of the Property for Buyer's intended uses and for the present use of the Property, the physical condition, occupation or management of the Property, the compliance of the Property with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, zoning, subdivision, planning, building, fire, safety, health or environmental matters (including without limitation, the presence or absence of asbestos, petroleum products or toxic or hazardous substances), compliance with covenants, conditions and restrictions (whether or not of record), other local, municipal, regional, state or federal requirements and regulations, and any other matters which are or may be relevant to Buyers' decision whether or not to purchase the Property. Except as to materials as to which Seller specifically represents or warrants otherwise, any information, documents (including, without limitation, the Property Review Documents) or materials which have been or hereafter are made available to Buyer are made available solely as an accommodation to Buyer in the conduct of its due diligence, and Seller makes no representation or warranty as to the accuracy, completeness or deficiency thereof.

     6.3.  Survey.  Buyer may order a Survey of the Property immediately after
           ------
the Effective Date, at its sole cost and expense. Buyer shall have through the end of the Inspection Period within which to approve or disapprove matters, in its sole and absolute discretion, disclosed by the Survey and to give written notice to Seller of any objection thereto or disapproval thereof. In the event Buyer so notifies Seller of Buyer's objection to or disapproval of the Survey ("Survey Notice"), Buyer may, within ten (10) business days after the issuance of the Survey Notice, waive Buyer's objections to or disapproval of the Survey and agree to accept title to the Property subject thereto, without reduction in the Purchase Price. In the event that Buyer does not waive its objection (via written notice to Seller) within such ten (10) day period, this Agreement shall be deemed terminated, whereupon the Earnest Money, and all interest earned thereon, shall be returned to Buyer. To the extent or in the event Closing occurs, the Survey shall be deemed acceptable to Buyer.

     6.4.  Title.
           -----

           6.4.1  Initial Title Commitment and Review.  Escrow Agent has
                  -----------------------------------
                  previously provided Buyer with a preliminary title report or commitment ("Title Commitment") for an ALTA Form B-1970 Owner's title insurance policy with respect to the Property (with copies of all instruments listed as exceptions to title). Buyer shall have through the end of the Inspection Period within which to examine said Commitment. If Buyer objects to any matters disclosed in the Title Commitment, Buyer shall, within said period, notify Seller in writing ("Title Notice"), specifying with particularity the objectionable matters. In such event, Buyer may, within ten
                  (10) business days after the Title Notice, elect (via written notice to Seller) to waive its objection to any such title matter and agree to accept title subject thereto, and as shown in the Title Commitment, without reduction in the Purchase Price. In the event that Buyer does not so notify Seller in writing within such ten (10) business day period, Buyer will be deemed to have elected to terminate this Agreement, in which event the Earnest Money, and all interest earned thereon, shall be returned to Buyer. Seller agrees to provide to the Escrow Agent and/or Title Insurer, the customary Owner's Affidavit required for issuance of the ALTA Extended Coverage Owners Policy. Seller shall agree to pay off and/or obtain release of any monetary liens against the Property on or before Closing, except current taxes, assessments and other non-monetary encumbrances not required to be paid for the Closing and issuance of the Title Policy at Closing.

           6.4.2  Subsequent Title/Survey Changes.  If any new or added
                  -------------------------------
                  exceptions appear in any updated or any amended Title Commitment or amended Survey to be delivered by or to Buyer (other than the standard printed exceptions and other than title exceptions that appear in the initial Title Commitment(s) herein, that Buyer determines in Buyer's sole and absolute discretion are unacceptable to it and that would interfere with Buyer's intended use of the Property, or that result in title to the Property not being marketable and insurable, then Buyer may provide written notice to Seller and Escrow Agent of such unacceptable exception(s). If Buyer fails to disapprove an item reflected therein by written notice received by Seller and Escrow Agent within three (3) business days after Buyer's receipt of any amended Title Commitment or updated or revised Survey required pursuant to this

                  Agreement, Buyer shall be deemed to have approved such amended Title Commitment and updated or revised Survey. Seller may, at Seller's option, attempt to eliminate or modify such unacceptable exceptions to the satisfaction of Buyer. Except for payment of existing monetary liens and encumbrances which Seller is required under this Agreement to pay or discharge, Seller has no obligation to endeavor to cure any title objection raised by Buyer, and Seller shall not be required to expend any effort or funds, or to commence litigation to cure an unacceptable title exception. If Seller elects to attempt a cure, but is unable to cure an unacceptable exception prior to the sooner of (i) the Closing Date; or (ii) thirty (30) days after Seller's receipt of Buyer's objections, then within ten
                  (10) days thereafter or by the Closing Date, if sooner, Buyer may terminate this Agreement by notice in writing to Seller and Escrow Agent, and the Earnest Money, and all interest thereon, shall be refunded to Buyer. Notwithstanding the foregoing, if Buyer does not terminate this Agreement within the time provided in the preceding sentence. Buyer must close the purchase of the Property subject to and without recourse to Seller for all exceptions shown in any amended Title Commitment(s) and all matters shown on any revised or updated Survey.

     6.5.  Material Adverse Change.  Between the expiration of the Inspection
           -----------------------
Period and the date of Closing there shall have been no material adverse change in the financial or physical condition (including environmental or structural) of the Property or any litigation filed affecting the Property or any other matters not accepted or deemed accepted by Buyer during the Inspection Period, and no new material adverse survey or title matter not approved or deemed approved by Buyer pursuant to Sections 6.3 or 6.4 above shall have arisen
                                       ---    ---
subsequent to Buyer's receipt of the Survey and Title Commitment referred to in said Sections, unless the same is discharged or endorsed over in Buyer's title policy at Closing. If Seller receives notice or has knowledge of any such change as provided above that may constitute a material adverse change, Seller shall promptly notify Buyer in writing thereof. In the event of a material adverse change in the condition of the Property as referenced above, Buyer shall have five (5) business days after its receipt of actual knowledge or written notice thereof during which to notify Seller in writing, stating the basis therefor and that (i) it elects to accept the Property subject to such change, without reduction in the Purchase Price; or (ii) that Buyer elects to terminate this Agreement for such material adverse change. Prior to such election to terminate being effective, Seller shall have the right (but shall have no obligation whatsoever) to attempt to cure such material adverse change within thirty (30) days from Buyer's written notice to Seller of Buyer's election to terminate ("Material Adverse Change Cure Period"). Should Seller elect to attempt to cure such material adverse change, Seller shall notify Buyer in writing thereof within five (5) business days after Buyer's notice of its election to terminate, in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of three (3) business days after such material adverse change is cured by Seller or thirty(30) days after Buyer's written notice of election to terminate. Should Seller fail to give notice of its intention to attempt to effectuate such cure prior to the expiration of said five (5) business day period, or if Seller gives timely notice of its intention to attempt to effectuate such cure and thereafter fails to effectuate such cure within the Material Adverse Change Cure Period, such election by Buyer to terminate shall become effective. In the event of a termination pursuant to this Section 6.5 the Earnest Money, together with all interest earned thereon,
             ---
shall be returned to Buyer. If Buyer does not so notify Seller of its election to terminate within such five (5) business day period, Buyer shall be deemed to have waived such change and to have elected to accept the Property subject to such change, without reduction in the Purchase Price.

     6.6  Tenant Estoppel Certificates.  Prior to the expiration of the
          ----------------------------
Inspection Period, Seller shall use reasonable efforts to obtain a tenant estoppel certificate, substantially in the form attached hereto as Exhibit "G",
                                                                   -----------
duly executed by tenant or tenants, as the case may be, representing 100% of the rentable square footage actually demised under Leases as of the date hereof ("Estoppel Certificate Requirement"). If a different form of Tenant Estoppel Certificate is required pursuant to the terms and conditions in any respective tenant leases, then that form of Tenant Estoppel Certificate shall be utilized herein for said tenant(s). A Tenant Estoppel Certificate shall not be deemed unsatisfactory merely because any tenant qualifies any statement or certification therein, except as to a clear, factual statement or certification by such tenant, by a "best of knowledge" or "actual knowledge" standard or similar provision. If Seller has not delivered 100% of the Tenant Estoppel Certificates to Buyer at least five (5) days prior to the expiration of the Inspection Period or, if Buyer closes on or before February 26, 1999, by February 25, 1999, Buyer may terminate this Agreement by written notice given to Seller prior to expiration of the Inspection Period, in which event the Earnest Money, together with all interest earned thereon, shall be forthwith refunded to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, the contingency provided for in this Section shall no longer be applicable, and this Agreement shall continue in full force and effect.

     6.7.  Financing.  On or before March 15, 1999 Buyer must have obtained a
           ---------
commitment from a third-party lender for a non-recourse, non-cross collateralized loan for each of the three parcels comprising the Property in the aggregate amount of at least $6,000,000, at terms and rates acceptable to Buyer in its sole and absolute discretion, to finance payment of the Purchase Price. Buyer shall use reasonable efforts to obtain such financing to the extent or in the event Buyer has not obtained a satisfactory commitment for the foregoing financing on or before March 15, 1999, Buyer may terminate this Agreement by giving written notice of such election to Seller and Escrow Holder on any day prior to including March 15, 1999 in which event the Ernest Money and all interest earned thereon shall be returned forthwith to Buyer and, except as expressly set forth herein, no other party shall have further liability or obligation to the other hereunder. In the absence of such written notice, the financing contingency set forth in this section shall no longer be applicable, and this Agreement shall continue in full force and effect.

     6.8.  Deliveries.  On or before the Closing Date, Seller shall have
           ----------
deposited with Escrow Holder the items set forth in Section 8.
                                                            -

     Any one or more of the foregoing Buyer's Conditions shall be deemed waived by Buyer upon Buyer Closing.

                            7.  BUYER"S DELIVERIES.
                                ------------------

     Buyer shall deliver or cause to be delivered to Escrow Holder, on or before the Closing Date, for disbursement, delivery or recordation, as provided in this Agreement, the following funds, instruments, and documents, the delivery of which is material to the Close of Escrow:

     7.1.  Funds.  Current Funds in the amount required of Buyer under this
           -----
Agreement.

     7.2.  Buyer's Authority.  Evidence of Buyer's authority to execute this
           -----------------
Agreement and consummate the transactions contemplated herein .

     7.3.  Assignment And Assumption Of Leases.  The Assignment And Assumption
           -----------------------------------
Of Leases.

     7.4  Assignment And Assumption Of Permits And Warranties.  The Assignment
          ---------------------------------------------------
And Assumption Of Permits And Warranties.

     7.5  Assignment and Assumption of Contracts.  The Assignment and Assumption
          --------------------------------------
of Contracts.

     7.6  The Management Agreement.  The Management Agreement.
          ------------------------

     7.7.  Other Documents.  Any documents reasonably required by Title Company
           ---------------
or Escrow Holder in order to consummate the subject transaction, or that may be necessary in order for Buyer to comply with its obligations under this Agreement

                           8.  SELLER"S DELIVERIES.
                               -------------------

     Seller shall deliver to Escrow Holder on or before the Closing Date, for disbursement, delivery or recordation, as provided in this Agreement, the following instruments and documents, the delivery of which is material to the Close of Escrow:

     8.1.  Seller's Authority.  Evidence of Seller's authority to execute this
           ------------------
Agreement and consummate the transactions contemplated herein.

     8.2.  Deed.  A grant deed duly executed and acknowledged by Seller,
           ----
conveying good and marketable title to the Real Property to Buyer (the "Deed").

     8.3.  Bill of Sale; Assignment.  A bill of sale and general assignment
           ------------------------
conveying all of the tangible Personal Property to Buyer and an assignment conveying all of the intangible Personal Property to Buyer.

     8.4.  Settlement Statement.  A "closing" or "pre-audit" statement
           --------------------
("Settlement Statement") prepared by Escrow Agent, in form and substance satisfactory to Buyer.

     8.5.  Assignment And Assumption Of Leases.  The Assignment And Assumption
           -----------------------------------
Of Leases.

     8.6.  Assignment And Assumption Of Permits And Warranties.  The Assignment
           ---------------------------------------------------
And Assumption Of Permits And Warranties.

     8.7.  Assignment And Assumption Of Contracts.  The Assignment And
           --------------------------------------
Assumption Of Contracts.

     8.8.  Possession.  Seller shall deliver the Property at the Close of Escrow
           ----------
in the condition as required herein and shall deliver possession of the Property subject only to the Leases.

     8.9.  Seller's Certificate.  Intentionally Omitted.
           --------------------

     8.10.  Non-Foreign Status.  A FIRPTA affidavit duly executed and
            ------------------
acknowledged by Seller, certifying; under penalty of perjury (a) Seller's United States taxpayer identification number and (b) that Seller is not a foreign person, in accordance with Section 1445 of the Internal Revenue Code of 1986, as amended (the Foreign Investment in Real Property Tax Act); and appropriate documents of the State of Arizona's taxing authority evidencing that Seller is not subject to any Arizona income tax withholding requirements in connection with the transaction contemplated by this Agreement; and an IRS Form W-9 to comply with Section 6045(e) of the Internal Revenue Code.

     8.11.  Assignment, etc.  All other documents and instruments, as reasonably
            ---------------
requested by Buyer, that may be necessary in order for Seller to comply with its obligations under this Agreement and to effectuate the transactions contemplated by this Agreement, in each case duly executed by Seller, conveying to Buyer all portions and aspects of the Property.

     8.12.  Other Documents.  All other documents reasonably required by Title
            ---------------
Company or Escrow Holder in order to consummate the subject transaction.

                              9.  CLOSING ESCROW.
                                  --------------

     On the Closing Date, and provided Escrow Agent has received all the documents, instruments and funds required to be delivered by Buyer and Seller in accordance with Articles 7 and 8 above, and provided Title Company is prepared to issue the Title Policy on the Close of Escrow and that all other conditions to the Close of Escrow have been satisfied (or waived by the party to this Agreement who benefits from such condition), and provided Escrow Agent is prepared to perform all of the following, Escrow Agent shall promptly perform all of the following:

     9.1.  Recording.  Cause the Deed and any other documents which Buyer and
           ---------
Seller may mutually direct, to be recorded with the Official Records of Maricopa County, Arizona.

     9.2.  Seller's Deliveries. Disburse to Buyer all of the other deliveries of
           -------------------
Seller made pursuant to Article 8 above.
                                -

     9.3.  Costs and Prorations.  Pay the costs and apply the prorations in
           --------------------
accordance with Articles 10 and 11 below.

     9.4.  Issuance of Owner's Policy.  Commit to cause the Title Policy to be
           --------------------------
issued and delivered to Buyer.

     9.5.  Disbursement of Purchase Price.  Disburse to Seller, or in accordance
           ------------------------------
with Seller's instructions (after making appropriate credits, debits and adjustments for broker's commission, costs and prorations payable by Seller as provided in this Agreement), all funds deposited with Escrow Agent by Buyer in payment of the Purchase Price, provided, however, that any funds deposited by Buyer into Escrow under Section 6.1 that are in excess of the amount required of Buyer under this Agreement shall be disbursed to Buyer.

                                  10.  COSTS.
                                       -----

     Seller shall pay (a) one-half of Escrow Holder's fee, (b) the cost of the Title Policy excluding any additional premium based on the issuance of an ALTA rather than a CLTA policy and excluding the cost of endorsements required by Buyer, and (c) Escrow Holder's customary charges to a seller for document drafting, recording and miscellaneous charges. Buyer shall pay (i) one-half of Escrow Holder's fee, (ii) the ALTA extended coverage additional premium for the Title Policy (together with the cost of endorsements required by Buyer), and
(iii) Escrow Holder's customary charges to a buyer for document drafting, recording and miscellaneous charges.

                               11.  PRORATIONS.
                                    ----------

     The following shall be prorated between Buyer and Seller as of the Close of Escrow on the basis of the actual number of days during the month in which the Close of Escrow occurs: (a) general and special county and city real property taxes and special assessments ("Taxes:); (b) insurance premiums; (c) utilities;
(d) service agreements to which Buyer agrees in writing to assume; and (e) rent and all other income generated by the Property. Proration of Taxes must be based on the most recent official tax bills or notice of valuation available to the general public when Close of Escrow occurs and to the extent that such tax bills do not accurately reflect the actual taxes assessed against the Property (or any portion of the Property) or any supplemental, escape or similar assessment which may be made after the Closing with respect to any period, then Buyer and Seller shall adjust such actual taxes between Buyer and Seller, outside of Escrow as soon as reasonably possible following Closing. In addition to the foregoing apportionments, Seller shall receive all other income accrued, and shall pay all other expenses accrued or incurred in connection with the ownership or operation of Property before the Close of Escrow, and Buyer shall receive all other income accruing, and shall pay all other expenses accrued or incurred in connection with the ownership or operation of Property on or after the Close of Escrow. In no event, however, shall Buyer be required to attempt in any manner to collect on Seller"s behalf any rent or other income accrued prior to the Closing Date. If any of the prorations described in this
Section 11 other than taxes, cannot be calculated accurately as of the Close of Escrow, then the same shall be calculated as soon as possible thereafter and paid by the one party to the other on demand. Escrow Holder need not be concerned with any prorations that are to be made after the Close of Escrow.

                       12.  FAILURE OF ESCROW TO CLOSE.
                            --------------------------

     If Escrow fails to close by reason of the failure of any of Buyer's Conditions to be satisfied within the applicable Contingency Periods, or by reason of any default by Seller under this Agreement, Escrow Holder shall immediately return the Earnest Money plus interest accrued thereon. If Seller fails to return to Buyer any funds previously delivered to Seller that Buyer is entitled to receive under the provisions of this Section or fails to deliver written instructions to Escrow Holder to release any such funds held by Escrow Holder within three days of written demand therefor, Seller shall pay Buyer, in addition to such amounts, interest on such amounts at the rate of twelve percent per annum (but in no event higher than the maximum rate permitted under applicable law) from the date of written demand until the date such amounts are actually paid.

                    13.  NEW LEASES AND LEASE MODIFICATIONS
                         ----------------------------------

     13.1.  Buyer Approval.  Seller may change any Lease, renew or extend the
            --------------
term of any Lease and enter into any new Lease on commercially reasonable terms and conditions consistent with the existing Leases until ten (10) days prior to Closing. Seller shall keep Buyer informed as to any lease negotiations and shall immediately supply Buyer with a complete copy of the same upon execution. Within the ten (10) days prior to Closing, Seller shall not, without the written consent of Buyer, which consent shall not be unreasonably withheld, (i) effect any material change in any Lease; (ii) renew or extend the term of any Lease, unless the same is an extension or expansion permitted pursuant to the terms of an existing Lease; or (iii) enter into any new Lease or cancel or terminate any Lease. When seeking consent to a new or modified Lease, Seller shall provide notice of the identity of the tenant, a term sheet, letter of intent or copy of the proposed new lease or modification to Lease, containing material business terms and whatever financial credit and background information, if any, Seller then possesses with respect to such tenant. Buyer shall have deemed to have consented to any proposed Lease or Lease modification if it has not responded to Seller within five (5) days after receipt of such information. Upon Buyer"s approval or deemed approval, Seller shall be entitled to enter into the Lease provided to Buyer, or if no lease was provided to Buyer, on the Property"s standard lease form, without material change other than changes customarily made to leases to other comparable tenants of the Property.

     13.2.  Authorized Representatives of Buyer.  Buyer hereby designates Robert
            -----------------------------------
A. Stine or Dennis Mullins as individuals who will be available and authorized to grant Lease approvals.

     13.3  Termination for Default. Notwithstanding anything in this Agreement
           -----------------------
to the contrary, Seller may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant without Buyer's consent upon the occurrence of a default by the tenant under said Lease provided, however, that if any Lease termination, or the aggregate of Leases terminated, will adversely and materially impact the gross rents after Closing, Buyer shall have the right to terminate this Agreement pursuant to a written election given within five (5) days after Seller gives written notice of the same to Buyer, whereupon the Earnest Money, together with all interest earned thereon, shall be returned to Buyer. A reduction in the total gross rental for all Leases of more than two percent (2%) shall be deemed a material impact on the gross rents for purposes of this Section.

                            14.  LIKE KIND EXCHANGE

          14.1.6 Buyer shall cooperate with Seller in all reasonable respects in effecting a tax deferred exchange involving the Property pursuant to Section 1031 of the Internal Revenue Code so long as no unreimbursed additional costs or liabilities are incurred by Buyer. Likewise, Seller shall cooperate with Buyer in all reasonable respects in effecting a tax deferred exchange involving the Property under Section 1031 of the Internal Revenue Code so long as no unreimbursed additional costs or liabilities are incurred by Seller. Review costs for attorneys, accountants or other professionals, by either party relative to documents for an exchange requested by the other party, shall be deemed the sole cost and expense of said party, and need not be reimbursed pursuant to this Section.

                      15.  REPRESENTATIONS AND WARRANTIES
                           ------------------------------

     15.1.  Seller's Representations and Warranties.  In addition to the
            ---------------------------------------
representations and warranties set forth elsewhere in this Agreement, Seller hereby represents, warrants and covenants to Buyer, as follows:

          15.1.1 The accuracy and completeness of the following constitute a condition to the Close of Escrow and Seller represents and warrants that the following are complete and accurate as of the date of this Agreement, will be complete and accurate as of the Close of Escrow, and survive the Close of Escrow and the delivery and recordation of the Deed for a period of two (2) years.

          15.1.2 The individual executing this Agreement on behalf of Seller is authorized to do so and upon his or her execution hereof, this Agreement shall be binding and enforceable upon Seller in accordance with its terms. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All requisite action (corporate, partnership, trust or otherwise) has been taken by Seller in connection with entering into this Agreement and the consummation of the transactions contemplated by this Agreement. The individual(s) executing this Agreement on behalf of Seller has (have) the legal power, right, and actual authority to bind Seller to the terms and conditions of this Agreement.

          15.1.3 Neither the execution and delivery of this Agreement, nor the incurrence of the obligations set forth in this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with the provisions of this Agreement will conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, contract, indenture, mortgage, deed of trust, loan, agreement, lease or other agreement or instrument to which Seller is a party or by which the Property or any of Seller's properties may be bound.

          15.1.4 Seller is not a foreign person or entity under Section 1445 of the Internal Revenue Code.

          15.1.5 Neither Seller nor any of its principals is a disqualified person under Section 4975(a) of the Internal Revenue Code or a "party in interest" as defined in Section 3(14) of ERISA. Seller is not a plan or pension plan qualified under Section 401(a) and 501(a) of the Internal Revenue Code of 1986, and Seller is not covered by the Employment Income Retirement Security Act of 1974, as amended.

          15.1.6 Seller has no actual knowledge or notice of any structural or other material defects in the Buildings or Improvements.

          15.1.7 Seller has received no actual notice of, and Seller does not have any actual knowledge of any material action, suit or proceeding pending, or threatened, against or affecting the Property, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated hereby.

          15.1.8 Seller has received no notice of, and Seller does not have any actual knowledge of, any pending or threatened action or governmental proceeding, eminent domain, special assessment, or zoning matter which would materially or adversely affect the Property or the uses and operations thereof.

          15.1.9 To Seller's actual knowledge, the Property has utility connections, sanitary, storm and sewage usage rights and potable water in sufficient quantity to operate and serve the industrial office buildings presently located on the Property, for their present uses. Water service to the Property is provided by the City of Phoenix. The installations and facilities of all utilities and sewage systems have been fully installed, and are, to Seller's actual knowledge, in compliance with all applicable laws and regulations and in accordance with the applicable plans and specifications approved by the City of Phoenix. No notice of violation of any federal, state, county or municipal or other governmental agency law, ordinance, regulation, order, rule or requirement relating to any portion of the Property has been issued or entered or received by Seller, and Seller has no reason to believe that any such notice may or will be issued, entered or received.

          15.1.10 To Seller's actual knowledge, Seller holds and will convey at Close of Escrow, fee simple title to the Property, subject to any matters and conditions of title approved or deemed approved by Buyer in Sections 6.3, 6.4
                                                                     ---  ---
and 6.4 hereof.
    ---

          15.1.11 To Seller's actual knowledge, there are no material violations or infringements of any laws, rules, regulations, ordinances, codes, covenants, conditions, restrictions or other agreements or rights applicable to the Property and Seller has received no notices and has no knowledge of any notices from any governmental agencies, insurance companies, or from any other source, with respect to any such violations or alleged violations.

          15.1.1 2 To Seller's actual knowledge, the existing zoning classification is industrial A-2 and permits the current industrial warehouse and office usage on the Property, and said classification is not subject to any variance or special use permit; Seller has not made any, and to Seller's actual acknowledge there are no, existing, formal or informal agreements, understandings or arrangements with any government authority regarding any conditions to the current or future zoning or use of the Property; and Seller has made no commitments, and to Seller's actual knowledge, there are no existing commitments or requirements for dedications of property or payment of funds to municipal improvements or other matters. To Seller's actual knowledge, there is no plan, study or effort of any governmental authority or agency which in any way would materially affect the use of the Property, for its intended uses.

          15.1.13 Except for non-delinquent real property taxes and privilege license taxes, all taxes of any kind or nature which are or could become a lien against the Property have been and will be paid current through the Close of Escrow.

          15.1.14 All bills or claims in connection with the construction or any repairs to all improvements pertaining to the Property shall be paid and satisfied in full prior to Close of Escrow.

          15.1.15 Seller has not collected, and prior to Closing, shall not collect, more than one month's rent in advance from any tenant in the Property.

          15.1.16 Except as set forth in any environmental assessment or report made available to or delivered by Seller to Buyer prior to or after the date hereof, or obtained by Buyer, but not later close of the Inspection Period or, if earlier, the Closing Date, than the Document Delivery Date, to Seller's actual knowledge, no Hazardous Substances or Wastes or other hazardous material have been generated, stored, released, discharged or disposed of from or on the Property during the period of Seller's ownership in violation of law, and except as set forth in environmental reports Seller or its environmental engineer, Secor International, have delivered with the Property Review Documents, to Seller's actual knowledge during said time period, there has been no release of Hazardous Substances or Hazardous Wastes or any other hazardous materials by any other person at, on, in, under or in any way affecting the Property. Seller hereby discloses that Seller is aware that prior environmental reports and/or studies relating to the Property were completed, that Seller does not possess such reports and/or studies, but that Seller's environmental consultant, Secor International is aware of such reports and/or studies and may have copies of such matters. Seller hereby consents and agrees that Buyer shall be entitled to contact Secor International and obtain any information relating to the sum. As used in this Agreement, the terms "Hazardous Substances" and "Hazardous Wastes" shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal Clean Water Act, as amended, and the regulations thereunder, and such terms shall also include asbestos, petroleum products, radioactive materials and any regulated substances under any Federal, State or local environmental law, regulation or ordinance.

          15.1.17 To Seller's actual knowledge, there are no defects or deficiencies in the heating, air conditioning, plumbing, elevators or other mechanical or electrical apparatus on or of the Property. There are no leaks in the roof, exterior walls or structural components of, or other defects (latent or patent) in, the Improvements.

          15.1.18 Seller has supplied to Buyer true and correct copies of all current Leases for the Property, and such Leases are in full force and effect, and there is no existing default under any of the Leases on the part of the Seller. As to any Tenants, to Seller's actual knowledge, there is no existing default as of the date hereof other than those, if any, set forth on attached Exhibit "J". To the extent or in the event any Tenants default under the Leases
-----------
after the date of execution hereof, Seller shall provide Buyer with written notice of the same when such default has continued for fifteen (15) days or more, or upon request from Buyer. To Seller's actual knowledge, construction of the Improvements was done in accordance, and in compliance, with the plans delivered to Buyer (other than reasonable field changes that do not adversely affect the structural integrity or the longevity of the Property or materially affect Buyer's intended use of the Property).

          15.1.19 Unless Buyer consents or is deemed to have consented, Seller shall not enter into any contract or obligation affecting the Property which would be binding upon Buyer or applicable to the Property after the Close of Escrow, except leases with new or existing tenants authorized or approved pursuant to Section 13.1 or as otherwise provided herein.

          15.1.20 Seller has supplied to Buyer true and correct copies of all Contracts or other agreements affecting the Property which would be binding upon Buyer or applicable to the Property after the Close of Escrow, and such Contracts and agreements are in full force and effect, and no default on the part of Seller or, to Seller's actual knowledge, the contracting party exist thereunder.

          15.1.21 To Seller's actual knowledge, there are, and as of the Closing, there will be no pending or uncompleted tenant improvement obligations to be performed or provided on the part of Seller under the existing Leases, and there are no unpaid real estate commissions or compensation due with respect to the existing Leases on the Property (except where expressly provided for in the event of a renewal under any Lease and the renewal occurs after Closing) which will require further performance or payment on the part of Seller, or its successors, after the Close of Escrow.

     The foregoing representations and warranties shall be true and correct in all respects on and as of the date of this Agreement and as of the date of Closing and shall survive Closing and delivery and recordation of the Deed for a period of two (2) years. If Seller becomes aware of any change in the statements set forth above after the date hereof (whether arising before or after the date hereof) Seller will give prompt written notice to Buyer.

     As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase "to Seller's actual knowledge", "to the best of Seller's knowledge", "Seller has no actual knowledge or notice" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of David Allred, Douglas Allred and all employees of Seller and the existing property manager for the Property, without any obligation on his part or Seller's part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other person or to search, examine any files, records, books, correspondence and the like.

     Seller shall have no liability whatsoever to Buyer with respect to any representations and warranties of Seller hereunder, if Buyer or agents or consultants hired by Buyer to inspect the Property or assist in due diligence matters obtain written or actual knowledge, as reasonably proven by Seller, of any such item before the Closing or said items are contained in the Property Review Documents delivered to Buyer; Buyer may consummate the acquisition of the Property subject thereto if Buyer determines to proceed with the purchase of the Property. If Buyer obtains knowledge of any item or matter between the end of the Inspection Period and the Closing, which materially and adversely affects the value to Buyer of the transaction contemplated by this Agreement, and such item or matter is a breach of any warranty, representation or covenant by Seller herein, Buyer may terminate this Agreement and receive a refund of the Earnest Money, plus accrued interest thereon, upon written notice to Seller within, but not after ten (10) business days after Buyer learns of such item(s). Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder except as expressly provided for herein. Nothing contained in this Section shall entitle Buyer to terminate this Agreement after the Inspection Period unless it materially and adversely affects the value to Buyer of the Property and such item or matter is in fact a breach of any
                      ---
warranty, representation or covenant by Seller.

                             16.  INDEMNIFICATION.
                                  ---------------

     Seller shall hold harmless, indemnify, protect and defend Buyer and its shareholders, members, affiliates and the directors, officers, employees, agents, contractors of the foregoing, and each of their respective successors and assigns (individually and collectively, "Indemnitiees") from and against (1) any and all claims, demands, causes of action, loss, liability, liens, damages or encumbrances, in any way related to the Property and occurring before the Closing Date, or in any way related to or arising from any act, conduct, omission, contract or commitment of Seller at any time or times on or before Closing; (2) any loss or damage to Indemnitees resulting from any inaccuracy in or breach of any representation or warranty of Seller; and (3) all reasonable costs and expenses actually incurred including, without limitation, attorneys' fees, related to any actions, suits or judgments incident to any of the foregoing. Indemnitees shall notify Seller of any such claim within thirty (30) days after it has notice of such claim, but failure to notify Seller shall in no case prejudice the rights of Indemnitees under this Agreement unless Seller shall be materially prejudiced by such failure and then only to the extent of such material prejudice.

                           17.  LIQUIDATED DAMAGES.
                                ------------------

     IN THE EVENT BUYER BREACHES THIS AGREEMENT, WITHOUT LEGAL EXCUSE, AND, AS A RESULT, THE CLOSING DOES NOT OCCUR, THEN SELLER SHALL RECEIVE, AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY, THE DEPOSIT . BUYER HAS NO OTHER LIABILITY TO SELLER UNDER THIS AGREEMENT FOR DAMAGES, SPECIFIC PERFORMANCE OR OTHERWISE. BUYER AND SELLER ACKNOWLEDGE AND RECITE THAT SUCH SUM IS REASONABLE CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF SUCH SUM TO THE RANGE OF HARM TO SELLER THAT COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF CAUSATION, FORESEEABILITY, AND ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. ACCORDINGLY, SUCH SUM SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF SELLER, INTENDED NOT AS A PENALTY OR FORFEITURE, BUT AS FULL LIQUIDATED DAMAGES WITH SUCH LIQUIDATED DAMAGES THE SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY OF SELLER. IN PLACING THEIR INITIALS BELOW, BUYER AND SELLER SPECIFICALLY CONFIRM THE ACCURACY OF SUCH FACTS AND THE FACT THAT EACH OF BUYER AND SELLER WAS REPRESENTED BY LEGAL COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS PARAGRAPH AT THE THIS AGREEMENT WAS MADE.

                 SELLER'S INITIALS           BUYER'S INITIALS

                    -----------                 -----------

                             18.  SELLER DEFAULT.
                                  --------------

     IN THE EVENT SELLER BREACHES OR FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE SALE OF THE PROPERTY OR TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER MAY, AS ITS SOLE REMEDY THEREFORE, SUBJECT TO THE NEXT PARAGRAPH OF THIS SECTION, EITHER (I) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT AGAINST SELLER PROVIDED SUCH ACTION IS FILED WITHIN TWENTY SIX (6) MONTHS FOLLOWING SUCH DEFAULT OR BREACH BY SELLER, OR (II) TERMINATE THIS AGREEMENT AND RECEIVE A RETURN OF THE EARNEST MONEY, TOGETHER WITH ALL INTEREST EARNED THEREON, EXCEPT THAT IN THE CASE OF ANY MATERIAL BREACH OF A

REPRESENTATION, WARRANTY OR COVENANT OF SELLER WHICH SURVIVES THE CLOSING, IF BUYER CLOSES, BUYER SHALL BE ENTITLED, AS ITS SOLE REMEDY, TO RECOVER ITS ACTUAL DAMAGES THEREFOR.

     BUYER AGREES THAT ANY RECOVERY AGAINST SELLER FOR ANY BREACH OF SELLER'S AGREEMENTS, COVENANTS, REPRESENTATIONS OR WARRANTIES HEREUNDER OR UNDER ANY OTHER AGREEMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED BY SELLER TO BUYER, OR UNDER ANY LAW APPLICABLE TO THE PROPERTY OR THIS TRANSACTION SHALL BE LIMITED TO BUYER'S ACTUAL DAMAGES (PLUS COSTS, EXPENSES AND ATTORNEY'S FEES TO WHICH IT MAY BE ENTITLED PURSUANT TO SECTION 25.5) AND THAT IN NO EVENT SHALL BUYER BE ENTITLED TO SEEK OR OBTAIN ANY OTHER DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES. BUYER FURTHER AGREES THAT ANY SUIT, CLAIM, OR ACTION AGAINST SELLER FOR ANY REASON, INCLUDING BUT NOT LIMITED TO A BREACH OF A WARRANTY OR REPRESENTATION HEREUNDER, MUST BE FILED WITH A COURT OF COMPETENT JURISDICTION WITHIN TWO (2) YEARS THREE (3) MONTHS OF CLOSING, AND BUYER ACKNOWLEDGES THAT ANY SUCH SUIT, CLAIM OR ACTION AGAINST SELLER WILL BE VOID AND UNENFORCEABLE, WITHOUT LIMITATION OR EXCEPTION, UNDER THIS AGREEMENT IF NOT FILED WITHIN TWO (2) YEARS THREE (3) MONTHS OF CLOSING.

                  SELLER'S INITIALS          BUYER'S INITIALS

                     -----------                -----------


                 19.  BUYER'S REPRESENTATIONS AND WARRANTIES.
                      --------------------------------------

     The accuracy and completeness of the following constitute a condition to the close of escrow and Buyer represents and warrants that the following are complete and accurate as of the date of this Agreement, will be complete and accurate as of the Close of Escrow, and survive the close of escrow.

     19.1.  Legal Power, Right, Authority and Enforceability.  Buyer has the
            ------------------------------------------------
legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All requisite action (corporate, partnership, trust or otherwise) has been taken by Buyer in connection with entering into this Agreement and the consummation of the transactions contemplated by this Agreement. The individual executing this Agreement on behalf of Buyer has the legal power, right, and actual authority to bind Buyer to the terms and conditions of this Agreement.

     19.2.  No Conflict or Breach.  Neither the execution and delivery of this
            ---------------------
Agreement, nor the incurrence of the obligations set forth in this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance with the terms of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, agreement, lease or other agreement or instrument to which Buyer is a party.

                          20.  OPERATION OF PROPERTY.
                               ---------------------

     At all times during the term of Escrow, Seller shall operate and maintain the Property in conformity with Seller's current and previous practices and, in any event, in a commercially reasonable manner.

                              21.  CONDEMNATION.
                                   ------------

     If, before the Close of Escrow, any portion of the Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), then (a) Seller shall notify Buyer of such fact, and (b) Buyer may terminate this Agreement upon notice to Seller given no later than twenty-one (21) days after receipt of Seller's notice. If this Agreement is so terminated, then (i) Seller shall pay all costs associated with the cancellation of the Escrow pursuant to this Article, (ii) neither Buyer nor Seller will have any further rights or obligations under this Agreement except for those matters that expressly survive termination hereunder, and (iii) Seller or Escrow Holder (without requiring any further instruction from Seller) shall immediately return to Buyer the Earnest Money and all interest accrued thereon. If Buyer does not so terminate this Agreement, then (A) Buyer and Seller shall proceed to the Close of Escrow in accordance with this Agreement, without modification of the terms of this Agreement except that (1) the Property will not include any of the Property so taken, and (2) the Purchase Price will be reduced by the amount of any awards paid (or payable) to Seller as of the Closing Date, and (B) Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and retain, all awards for such taking not yet awarded as of the Close of Escrow.

                               22.  DESTRUCTION.
                                    -----------

     If, before the Close of Escrow, any portion of the Property is damaged by fire or other casualty and the cost to repair such damage exceeds $100,000.00, then (a) Seller shall notify Buyer of such fact, and (b) Buyer may terminate this Agreement upon notice to Seller given no later than twenty-one (21) days after receipt of Seller's notice. If this Agreement is so terminated, then (i) Seller shall pay all costs associated with the cancellation of the Escrow pursuant to this Article, (ii) neither Buyer nor Seller will have any further rights or obligations under this Agreement except for those matters that expressly survive termination hereunder, and (iii) Seller or Escrow Holder (without requiring any further instruction from Seller) shall immediately return to Buyer the Deposit . If Buyer does not so terminate this Agreement, then Buyer and Seller shall proceed to the Close of Escrow in accordance with this Agreement, without modification of the terms of this Agreement, except that (a) the Purchase Price will be reduced by the amount of any insurance proceeds paid to Seller as of the Closing Date and by the amount of any deductible.

                                23.  DESIGNEE.
                                     --------

     Buyer may, at its election, on or before the Closing Date, convey, transfer and assign to any partnership, corporation, trust or other entity or entities (including, without limitation, three single-member limited liability companies
- each to own a building and the underlying real estate) designated by Buyer (Designee), all of Buyer's right, title, and interest in, to, and under this Agreement and the Escrow, provided that the assignment is in writing, the Designee expressly assumes in writing all of Buyer's obligations under this Agreement and the Escrow, the Buyer transfers all rights to the Earnest Money to the Designee, and the Designee is financially able to complete the purchase of the Property. If Buyer assigns this Agreement in accordance with the preceding sentence, then from and after such assignment, (a) Buyer (as used in this Agreement) means the Designee and (b) Buyer is released from any liability under this Agreement and the Escrow. Except as expressly set forth in the preceding sentence, neither Buyer nor Seller may assign, delegate, or otherwise transfer to any other person any rights or obligations with respect to the Property or under this Agreement or the Escrow without the prior written consent of the other party. Except to the extent limited by this paragraph, this Agreement binds and inures to the benefit of the successors and assigns of the parties to this Agreement.

                                 24.  BROKERS.
                                      -------

     Each party to this Agreement represents that no real estate broker, agent, finder, or other person is responsible for bringing about or negotiating this Agreement other than CB Richard Ellis ("Broker") and that such party has not dealt with any real estate broker, agent, finder, or other person other than Broker relative to this Agreement in any manner. All commissions payable to Broker shall be the sole responsibility of Seller. Each party to this Agreement shall defend and indemnify the other party to this Agreement against all liabilities, damages, losses, costs, expenses, attorneys' fees and claims arising from (a) any breach of such representation by such indemnifying party set forth in this Section , and (b) any claims that may be made against such indemnified party by any real estate broker, agent, finder, or other person alleging to have acted on behalf of or to have dealt with such indemnifying party.

                              25.  MISCELLANEOUS.
                                   -------------

     25.1.  Governing Law, Venue and Jurisdiction.  The parties agree that this
            -------------------------------------
Agreement is governed by and construed in accordance with the laws of the State of Arizona and that all actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and courts located in the County of Maricopa, State of Arizona, which courts have personal jurisdiction and venue over each of the parties to this Agreement for the purpose of adjudicating all matters arising out of or related to this Agreement. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

     25.2.  Further Assurances.  Each party to this Agreement shall execute and
            ------------------
deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Agreement.

     25.3.  Counterparts and Exhibits.  This Agreement may be executed in
            -------------------------
counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Agreement are incorporated into this Agreement.

     25.4.  Time of Essence.  Time and strict and punctual performance are of
            ---------------
the essence with respect to each provision of this Agreement.

     25.5.  Attorney's Fees.  The prevailing party(ies) in any litigation,
            ---------------
arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's fees (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

     25.6.  Modification.  This Agreement may be modified only by a contract in
            ------------
writing executed by the party to this Agreement against whom enforcement of the modification is sought.

     25.7.  Prior Understandings.  This Agreement and all documents specifically
            --------------------
referred to and executed in connection with this Agreement: (a) contain the entire and final agreement of the parties to this Agreement with respect to the subject matter of this Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement. No agreements, statements or promises about the subject matter hereof shall be binding or valid unless they are contained herein or in a subsequent written amendment signed by the parties hereto.

     25.8.  Interpretation.  Whenever the context so requires in this Agreement,
            --------------
all words used in the singular may include the plural (and vice versa) and the word "person" includes a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity. The terms "includes" and "including" do not imply any limitation. No remedy or election under this Agreement is exclusive, but rather, to the extent permitted by applicable law, each such remedy and election is cumulative with all other remedies at law or in equity. The paragraph headings in this Agreement: (a) are included only for convenience, (b) do not in any manner modify or limit any of the provisions of this Agreement, and (c) may not be used in the interpretation of this Agreement.

     25.9.  Partial Invalidity.  Each provision of this Agreement is valid and
            ------------------
enforceable to the fullest extent permitted by law. If any provision of this Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

     25.10.  Notices.  Each notice and other communication required or permitted
             -------
to be given under this Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery-service-provider.

     If to Buyer, to:    Mr. Dennis Mullins
                               Tejon Ranchcorp
                               4436 Lebec Road
                               Lebec, California 93243
                               Facsimile:  (805) 858-2553

     with a copy to:     Mr. David C. Boatwright
                               Latham & Watkins
                               701 B Street, Suite 2100
                               San Diego, California 92101
                               Facsimile:  (619) 696-7419

     If to Seller, to:   Mr. Douglas Allred
                               Douglas Allred Company
                               11512 E1 Camino Real, Suite 100
                               San Diego, California 92130
                               Facsimile:  (619) 793-5363

     with a copy to:     WARNER ANGLE ROPER & HALLAM PLC
                               Attn: Dean Formanek
                               3550 N. Central Ave., Ste. 1500
                               Phoenix, Arizona 85012
                               Telephone No.: (602) 264-7101
                               Fax No.: (602) 234-0419

Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party(ies) written notice of a new address in the manner set forth above.

     25.11.  Waiver.  Any waiver of a default or provision under this Agreement
             ------
must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

     25.12.  Drafting Ambiguities.  Each party to this Agreement and its legal
             --------------------
counsel have reviewed and revised this Agreement. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Agreement or any amendment to this Agreement.

     25.13.  Third Party Beneficiaries.  Nothing in this Agreement is intended
             -------------------------
to confer any rights or remedies on any person or entity other than the parties to this Agreement and their respective successors-in-interest and permitted assignees.

     25.14. Time Periods.  Unless otherwise expressly provided herein, all
            ------------
periods for delivery or review and the like shall be determined on a "calendar" day basis. If any date for performance, approval, delivery or Closing falls on a Saturday, Sunday or legal holiday (state or federal) in the State of Arizona, the time therefor shall be extended to the next business day.

     25.15. Use of Proceeds to Clear Title.  To enable Seller to make conveyance
            ------------------------------
as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

     25.16. Submission not an Offer or Option.  The submission of this Agreement
            ---------------------------------
or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

Seller:                  QUADS 345 LLC,
                         a Delaware limited liability company


                         DOUGLAS ALLRED COMPANY,
                         a California corporation


                         ------------------------------------------------------
                         By: Douglas O. Allred
                         Its: President



Buyer:                   TEJON RANCHCORP,
                         a California corporation



                         ------------------------------------------------------
                         By: Robert A. Stine
                         Its: President and CEO

                   CONSENT AND ACCEPTANCE OF ESCROW HOLDER:
                   ----------------------------------------

The undersigned consents to and accepts the instructions set forth in the above Agreement for Purchase and Sale and Joint Escrow Instructions.

                                   LAWYER TITLE OF ARIZONA, INC.


                                   By:
                                      ---------------------------------------
                                   Name:
                                        -------------------------------------
                                   Title:
                                         ------------------------------------

                             SCHEDULE OF EXHIBITS
                             --------------------


     Exhibit "A"  Legal Description

     Exhibit "B"  Special Warranty Deed

     Exhibit "C"  Assignment and Assumption of Leases

     Exhibit "D"  Assignment and Assumption of Permits, Warranties And General
                  Intangibles

     Exhibit "E"  Assignment and Assumption of Contracts

     Exhibit "F"  FIRPTA Affidavit

     Exhibit "G"  Tenant Estoppel Certificate Form

     Exhibit "H"  Bill of Sale

     Exhibit "I"  Property Review Documents

     Exhibit "J"  Existing Tenant Defaults

     Exhibit "K"  Management Agreement

                                  EXHIBIT "A"

                               Legal Description

     Lots 3, 4 and 5 EASTBANK QUADS REPLAT, according to Book 424 of Maps, page 48 and Affidavits of Correction recorded in Document Nos. 96-0718409 and 97-874995, records of Maricopa County, Arizona. EXCEPT 1/2 of all oil and gas rights as reserved in Docket 86, page 263.

                                  EXHIBIT "B"


WHEN RECORDED RETURN TO:
_______________________
_______________________
_______________________
_______________________

                             SPECIAL WARRANTY DEED

     For the consideration of TEN AND NO/100 DOLLARS, and other valuable considerations, QUADS 345 LLC, a Delaware limited liability company, the GRANTOR
herein, does hereby convey to                              , the GRANTEE herein,
                              -----------------------------
all of Grantor's right, title and interest in and to the following described real property situated in Maricopa County, Arizona:

     See Exhibit "A" attached hereto and incorporated herein by this reference.

SUBJECT TO:     Existing taxes, assessments, liens, encumbrances, covenants, conditions, restrictions, rights of way and easements of record, all matters shown on the recorded plat for the Property, and all matters that an accurate ALTA Survey of the property would depict.

     And the Grantor binds itself and its successors to warrant the title as to the interests of Grantor only herein transferred and assigned to Grantee, as against only Grantor's acts and none other, subject to the matters above set forth.

     DATED, this      day of              , 1998.
                 ----        -------------

                              QUADS 345 LLC, a Delaware limited liability company


                              BY:
                                  ----------------------------------------
                                   Douglas Allred
                              ITS: Duly Authorized Agent

STATE OF                 )
         ----------------
                         )   ss.
County of                )
         ----------------

     This instrument was acknowledged before me this      day of
                                                     ----        -------------
by Douglas Allred, as a the Duly Authorized Agent of QUADS 345 LLC, a Delaware limited liability company, for and on behalf of the limited liability company.



                              ------------------------------------------------
                              Notary Public

My commission expires:
                       -----

                                 EXHIBIT "C"

                      ASSIGNMENT AND ASSUMPTION OF LEASES

     THIS ASSIGNMENT AND ASSUMPTION OF LEASES (the "Assignment") is made this _____ day of _____________, 1998, by and between QUADS 345 LLC, a Delaware
limited liability company ("Assignor") and           ____________________
("Assignee").

     WHEREAS, Assignee has of even date herewith acquired title from Assignor to that certain real property and any improvements situated thereon more particularly described in Exhibit "A" attached hereto and made a part hereof (the "Real Estate"); and

     WHEREAS, in connection with the conveyance of the Real Estate from Assignor to Assignee, Assignor and Assignee intend and agree that all of Assignor"s right, title and interest under the leases and rental agreements and all amendments or modifications thereto, as set forth on Exhibit "B" attached hereto and made a part hereof (collectively, the "Leases"), including the rights to all security deposits, if any, prepaid rents and all guarantees thereof subject to the Agreement of Purchase and Sale with Escrow Instructions, dated _________________, 1999, ("Purchase Agreement") between Assignor as Seller and Assignee as Buyer, shall be assigned to Assignee; and

     WHEREAS, Assignee has agreed to assume all of the obligations of Assignor under the Leases, arising from events and accruing after the date of Closing under the Purchase Agreement.

     NOW THEREFORE, in consideration of Ten Dollars and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignor hereby assigns and transfers to Assignee, without warranty except as specifically provided in the Purchase Agreement or herein, the Leases, together with any and all rights relating thereto from and after the date hereof, including without limitation any guaranties thereof and security deposits relating thereto. Assignor hereby represents and warrants that the Leases have not been assigned to any other party by Assignor, except for any lender where Assignee is assuming said loan pursuant to the Purchase Agreement.

2. Assignee hereby accepts the assignment of the Leases and assumes and agrees to keep, perform and fulfill all of the duties, covenants, provisions, conditions and obligations of the Leases arising from events and accruing after the date of Closing under the Purchase Agreement and hereby indemnifies and holds harmless Assignor from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys" fees) arising from or relating to the Leases after the date hereof.

3. Assignor hereby indemnifies and holds harmless Assignee from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys" fees) arising from or relating to the Leases prior to the date hereof.

4. This Assignment shall be binding upon and insure to the benefit of the parties hereto and their successors and assigns.

5. Each of the parties signing this Assignment hereby warrants and represents that it has the full legal power, authority and right to execute, deliver and perform the obligations under this Assignment, that this Assignment has been duly authorized by all requisite actions on the part of such warrantying party and that no remaining action or third party action is required to make this Assignment binding upon such party.

6. The Leases are in full force and effect and Assignor has entered into no modifications thereof except as set forth on Exhibit "B".

7. This Assignment shall be construed and enforced in accordance with the laws of the State of Arizona.

8. This Assignment may be executed in any number of counterparts, each of which, when so executed and when delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases as of the day and year first set forth above.

ASSIGNOR:
                                         ASSIGNEE:
QUADS 345 LLC., a Delaware limited
liability company


By:__________________________________    By: _________________________________
    Douglas Allred
    Its: Duly Authorized Agent           Its: _________________________________

                                 EXHIBIT "D"

                    ASSIGNMENT AND ASSUMPTION OF  PERMITS,
                      WARRANTIES AND GENERAL INTANGIBLES

   THIS ASSIGNMENT OF PERMITS, WARRANTIES AND GENERAL INTANGIBLES (the
"Assignment") is made this     day of         , 1998, by and between QUADS 345
                         ------      ---------
LLC, a Delaware limited liability company ("Assignor") and
                                                          ----------------------
                              ("Assignee"), with reference to the facts set
------------------------------
forth below.

   WHEREAS, Assignee has of even date herewith acquired title to that certain real property and any improvements situated thereon more particularly described in Exhibit "A" attached hereto and made a part hereof (the "Property"); and

   WHEREAS, in connection with the conveyance of the Property from Assignor to Assignee, Assignor and Assignee intend and agree that all of right, title and interest of Assignor in and to all permits, approvals, warranties and general intangibles relating to improvements on the Property and relating exclusively to the Property (collectively, the "Property Documents"), shall, to the extent they are assignable, inure to the benefit of and be assigned and transferred to Assignee; and

   NOW THEREFORE, in consideration of Ten Dollars and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignor hereby assigns and transfers to Assignee, without warranty except as specifically provided in the Agreement of Purchase and Sale with Escrow Instructions dated __________, 1998 relative to the sale of the Property from Assignor to Assignee or except as provided herein ("Purchase Agreement"), all right, title, and interest of Assignor in and to the Property Documents, together with any rights relating thereto, to the extent same are assignable. Assignor hereby represents and warrants that the Property Documents have not been assigned to any other party by Assignor except for any lender where Assignee is assuming said loan pursuant to the Purchase Agreement.

2. Assignee hereby accepts the assignment of the Property Documents and assumes and agrees to keep, perform and fulfill all of the duties, covenants, provisions, conditions and obligations relating to the Property Documents arising from events and accruing after the date of Closing under the Purchase Agreement, from and after the date hereof. Assignee indemnifies and holds harmless Assignor from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys" fees) arising from or relating to the Property Documents after the date hereof.

3. Assignor hereby indemnifies and holds harmless Assignee from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys" fees) arising from or relating to the Property Documents prior to the date hereof.

4. This Assignment shall be binding upon and insure to the benefit of the parties hereto and their successors and assigns.

5. Each of the parties signing this Assignment hereby warrants and represents that it has the full legal power, authority and right to execute, deliver and perform the obligations under this Assignment, that this Assignment has been duly authorized by all requisite actions on the part of such warrantying party.

6. This Assignment shall be construed and enforced in accordance with the laws of the State of Arizona.

7. This Assignment may be executed in any number of counterparts, each of which, when so executed and when delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have executed this Assignment of Permits and Warranties as of the day and year first set forth above.

ASSIGNOR:
                                         ASSIGNEE:
QUADS 345 LLC, a Delaware limited
liability company


By:___________________________________   By: _________________________________
    Douglas Allred
    Its:  Duly Authorized Agent          Its: ________________________________

                                 EXHIBIT "E"

                    ASSIGNMENT AND ASSUMPTION OF CONTRACTS

   This Assignment and Assumption of Contracts (the "Assignment") is made this _____ day of ___________________, 1998, by and between QUADS 345 LLC, a Delaware limited liability company ("Assignor") and
_______________________________________________________ ("Assignee").

   WHEREAS, Assignee has of even date herewith acquired title to that certain real property and any improvements situated thereon more particularly described in Exhibit "A" attached hereto and made a part hereof (the "Property"); and

   WHEREAS, in connection with the conveyance of the Property from Assignor to Assignee, Assignor and Assignee intend and agree that all of right, title and interest of Assignor in and to certain maintenance, security, pest control, roof maintenance, porter service, landscape maintenance or other similar service arrangements and agreements pertaining to the Property and the operation thereof, which relate exclusively to the Property, which are listed and described in Exhibit "B" attached hereto and made a part hereof, (collectively "Contracts") shall, to the extent they are assignable, inure to the benefit of and be assigned and transferred to Assignee.

   NOW THEREFORE, in consideration of Ten Dollars and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignor hereby assigns and transfers to Assignee, "AS-IS", with all faults and without warranty, except as specifically provided in the Agreement of Purchase and Sale with Escrow Instructions dated ________, 1998 or as provided herein relative to the sale of the Property from Assignor to Assignee ("Purchase Agreement") all right, title, and interest of Assignor in and to the Contracts, together with any rights relating thereto, to the extent same are assignable. Assignor hereby represents and warrants that the Contracts have not been assigned to any other party by Assignor, except for any lender where Assignee is assuming said loan pursuant to the Purchase Agreement.

2. Assignee hereby accepts the assignment of the Contracts and assumes and agrees to keep, perform and fulfill all of the duties, covenants, provisions, conditions and obligations relating to the Contracts arising from events and accruing after the date of Closing under the Purchase Agreement from and after the date hereof, except to the extent Assignee elects to cancel or amend such Contracts as permitted thereby. Assignee indemnifies and holds harmless Assignor from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys" fees) arising from or relating to the Contracts after the date hereof.

3. Assignor hereby indemnifies and holds harmless Assignee from any and all liabilities, claims, damages, costs or expenses (including reasonable attorneys" fees) arising from or relating to the Contracts prior to the date hereof.

4. This Assignment shall be binding upon and insure to the benefit of the parties hereto and their successors and assigns.

5. Each of the parties signing this Assignment hereby warrants and represents that it has the full legal power, authority and right to execute, deliver and perform the obligations under this Assignment, that this Assignment has been duly authorized by all requisite actions on the part of such warrantying party.

6. This Assignment shall be construed and enforced in accordance with the laws of the State of Arizona.

7. This Assignment may be executed in any number of counterparts, each of which, when so executed and when delivered, shall be an original, but such counterparts shall together constitute but one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts as of the day and year first set forth above.

ASSIGNOR:
                                         ASSIGNEE:
QUADS 345 LLC, a Delaware limited
liability company


By:__________________________________    By: _________________________________
    Douglas Allred
    Its:  Duly Authorized Agent          Its: ________________________________

                                 EXHIBIT "F"

                               FIRPTA AFFIDAVIT

   QUADS 345 LLC, a Delaware limited liability company, is the transferor (Seller) of the real property described as:

   See Exhibit "A" attached hereto and incorporated herein by this reference.

   Section 1455 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding tax is not required upon the disposition of this real property, the undersigned hereby certifies the following on behalf of Seller.

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2. Seller"s U.S. employer identification number is ______________.

3. Seller"s address is as follows:

     Allred Construction Company
     11512 El Camino Real, Suite 100
     San Diego, CA   92130

   Seller understands that this certificate may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

   Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.

   DATED this _____ day of ____________, 1998.

   SELLER:               QUADS 345 LLC, a Delaware limited liability company

                         By:  ______________________________________
                              Douglas Allred
                         Its: Duly Authorized Agent

STATE OF ____________  )
                       ) ss.
County of ____________ )

   The foregoing instrument was acknowledged before me this ___ day of __________________________, 1998, by Douglas L. Hill, as the duly authorized
Agent of QUADS 345 LLC, for and on behalf of the limited liability company.


                              -------------------------------------------
                              Notary Public

My Commission Expires:

                                 EXHIBIT "G"

                         TENANT"S ESTOPPEL CERTIFICATE

                           (Form Supplied By Buyer)

                                 EXHIBIT "H"

                                 BILL OF SALE

                                 EXHIBIT "I"

                           PROPERTY REVIEW DOCUMENTS

Copies of the following items shall be made available to Buyer for its review, investigation and approval:

I. Tenant Information
   ------------------

   a.      All tenant lease agreements and any amendments.

   b.      Summary of pending leases and asking terms for vacant spaces.

II.  Property Operations
     -------------------

   a.      Current rent roll.

   b. Operating statements for last two years and actual year to date, where applicable during ownership of Seller.

   c. Last two years and most recent tax bills and other tax-related information, including any assessments, applicable during Seller"s ownership.

   d.      Monthly rental delinquency report for 1999 to date.

   e. Current operating and service agreements, contracts and leasing agreements.

III.  Property Physical Characteristics
      ---------------------------------

   a. Final as-built plans and specifications, including electrical, mechanical and structural.

   b. Any existing environmental audits ordered by Seller or readily available to it.

   c. Any existing physical inspection reports of the property (i.e. roofing, HVAC, seismic)

   d.      Soils reports.

   e. Building permits, licenses, approvals, exemptions and certificates of occupancy.

   f.      Building warranties and guaranties.

     g. List of all personal property and trade or service names and supporting documents.

     h.      Site plans, leasing brochures, maps and photographs.

IV.  Title, Survey and Zoning
     ------------------------

     a.      Prior ALTA as-built survey.

     b.      Copies of subdivision and parcel maps.

V.   Litigation
     ----------

     a.      Summary of all pending litigation. - None as of 6/29/98.

VI.  Tenant Information
     ------------------

     a. Copies of all documents, agreements and correspondence with tenants.

     b. Current financial statements for all tenants and any lease guarantors.

     c.      Profile and background of each tenant.

     d.      Insurance certificates.

VII. Property Operations
     -------------------

     a. Utility bills for past three years (electric, water and gas) or for the period of ownership of Seller, if less than three (3) years .

     b.      Any other material information regarding the property.

                                  EXHIBIT "J"

                           EXISTING TENANT DEFAULTS

                                 EXHIBIT "K"

                             MANAGEMENT AGREEMENT